SUB-ITEM 77K:  Changes in registrant’s certifying accountant

At a meeting held on November 10, 2015, the Board of Trustees (the “Board”) of Transparent Value Trust (the “Trust”), with the approval and recommendation of the Audit Committee of the Board, selected Ernst & Young LLP (“E&Y”) to serve as the independent registered public accounting firm for Transparent Value Large-Cap Aggressive Fund, the Transparent Value Large-Cap Defensive Fund, the Transparent Value Large-Cap Market Fund, the Transparent Value Dividend Fund, the Transparent Value Large-Cap Core Fund, the Transparent Value Large-Cap Growth Fund, the Transparent Value Large-Cap Value Fund, the Transparent Value Directional Allocation Fund, Transparent Value Small-Cap Fund and Transparent Value SMID-Cap Directional Allocation Fund (the “Funds”), each a series of the Trust, for the Fund’s fiscal year ending September 30, 2016.  The Trust’s previous independent registered public accounting firm was KPMG LLP (“KPMG”) and KPMG was dismissed as of November 25, 2015.

The reports of KPMG on the Funds’ financial statements for the two most recent fiscal years ended September 30, 2014 and September 30, 2015 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the Funds’ two most recent fiscal years ended September 30, 2014 and September 30, 2015 and through November 10, 2015:  (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreements in connection with its reports on the Funds’ financial statements for such years; and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K) under the Securities Exchange Act of 1934, as amended.

The selection of E&Y does not reflect any disagreements with or dissatisfaction by the Funds or the Board of Trustees with the performance of the Funds’ prior independent registered public accounting firm, KPMG.  During the Funds’ two most recent fiscal years ended September 30, 2014 and September 30, 2015 and through November 10, 2015, neither the Trust nor the Funds nor anyone on their behalf, consulted with E&Y on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds’ financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

The Trust on behalf of the Funds requested that KPMG furnish it with a letter addressed to the Securities and Exchange Commission (the “SEC”) stating whether KPMG agrees with the above statements with respect to KPMG.  A copy of the letter from KPMG to the SEC is filed as an Exhibit to this Form N-SAR.